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For Immediate Release	Contacts:

	Investors:	Media:

	John C. van Roden	William T. Yanavitch

	(717) 225-2790	(717) 225-2760

Glatfelter Reports 2006 First Quarter Results
~ 11.6% Growth in Net Sales ~

York, PA, May 9, 2006: Glatfelter (NYSE: GLT) today reported adjusted earnings of $7.0 million, or $0.16 per diluted share, for the first quarter of 2006, compared to $6.3 million, or $0.14 per diluted share in the same quarter a year ago. The 2006 first quarter adjusted earnings exclude Neenah facility shutdown charges aggregating $17.9 million, after-tax, and $1.0 million, after-tax, of integration costs related to the Company’s recently completed acquisitions (refer to page 5 for a reconciliation of net income to adjusted earnings). Including these non-recurring items, reported earnings in the first quarter of 2006 were a loss of $11.9 million, or $0.27 per diluted share.

“Our first quarter results reflect the solid performance of our Specialty Papers business unit, in which we continue to benefit from strong orders, a more favorable pricing environment and success of new product development efforts” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Furthermore, operating results have stabilized in our Long Fiber & Overlay Papers business unit, which throughout much of 2005 faced a very challenging market environment.”

Net sales totaled $160.6 million for the first quarter of 2006, an increase of $16.7 million, or 11.6%, compared to the same quarter a year ago. This growth was primarily driven by a 7.5% increase in volume and $3.7 million from higher average selling prices in the Specialty Papers business unit compared with the same quarter a year ago. Long Fiber & Overlay Papers’ volumes shipped increased 27.4% and selling prices declined $2.5 million in the quarter-to-quarter comparison. The acquisition of J R Crompton’s Lydney mill, which was completed on March 13, 2006, contributed $3.5 million of net sales during the quarter and the translation of foreign currencies unfavorably impacted 2006 first quarter net sales by $1.5 million compared to the same quarter a year ago.

In connection with its agreement to acquire the Chillicothe, OH-based carbonless paper operations of NewPage Corporation, the Company announced it would permanently shutdown its Neenah, WI facility by June 30, 2006. Products currently manufactured at the Neenah facility will be transferred to Chillicothe. The results of operations for the first quarter of 2006 include related pre-tax charges of $27.5 million, of which $8.2 million is reflected in the consolidated income statement as components of cost of products sold and $19.3 million is reflected as “Restructuring charges.” Additional Neenah shutdown related charges totaling $25 million to $30 million are expected to be recorded in the second and third quarters of 2006.

Costs of products sold totaled $142.8 million for the first quarter of 2006, an increase of $25.0 million compared with the same quarter a year ago. As discussed above, the 2006 first quarter costs of products sold includes an $8.2 million pre-tax charge for inventory write-downs and accelerated depreciation on property and equipment to be abandoned in connection with the Neenah shutdown. Excluding these charges, the increase in costs of products sold was primarily due to a $14.2 million effect of increased shipping volumes, as well as higher raw material and energy prices that increased costs of products sold by approximately $3.6 million. The translation of foreign currencies reduced costs by $1.5 million.

Selling, general and administrative (“SG&A”) expenses totaled $16.7 million in the first quarter of 2006 compared to $17.4 million in the year-earlier quarter. The amounts reported for the first quarter of 2006 include approximately $1.5 million of acquisition integration related expenses. Excluding these non-recurring costs, SG&A expenses declined $2.2 million due to lower legal and professional fees as a result of the resolution of certain legal matters including insurance recoveries.

Adjusted earnings for the first quarter of 2006 reflect an effective tax rate of 36.0% compared to 28.2% in the same quarter a year ago. The lower effective tax rate in the first quarter of 2005 was primarily due to the favorable resolution of certain state tax matters.

Commenting on the outlook for 2006, Mr. Glatfelter stated, “Pricing has strengthened since the start of the year and, as we look forward into 2006, Specialty Papers is expected to continue to operate at or near capacity. Likewise, we expect improved results from our Long Fiber & Overlay business as orders have picked up and pricing has stabilized. We have worked hard to position ourselves to benefit from these favorable business conditions and are focused on maximizing profit opportunities presented by improving fundamentals.”

Mr. Glatfelter added, “With respect to our recent acquisitions, we continue to aggressively execute our integration plans and are committed to fully realizing the anticipated financial benefits. Since the Chillicothe acquisition closed in early April, we successfully qualified a significant portion of our book publishing business for production at the Chillicothe facility. We are well ahead of our expectations in this respect and are confident about other aspects of our integration plan.”

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, Chillicothe and Fremont, OH and Neenah, WI. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements This document includes certain “forward-looking statements” within the meaning of the United State Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes are reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, circumstances surrounding the former Ecusta Division, global political, economic, business, competitive and market conditions, tax legislation; risks associated with integrating acquisitions, orderly closure of the Neenah facility; successful transition of products from the Neenah facility to the Chillicothe facilities; successful execution of the EURO Program, growth strategies and cost reduction initiatives; successful execution of the Timberland Strategy with acceptable market conditions; and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 2:00 PM (Eastern) to discuss its first quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling (877) 692-2590 (conference ID 7293176) at 1:55 PM (Eastern). A taped replay of the conference call will be available within two hours of the conclusion of the call and until May 23, 2006. To access the taped replay, call (877) 519-4471 and enter conference PIN 7293176. The replay of the conference call also will be available on our website for at least one month following the call.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31
In thousands, except per share	2006	2005
Net sales	$160,606	$143,896
Energy sales – net	2,457	2,544

Total revenues	163,063	146,440
Costs of products sold	142,798	117,846

Gross profit	20,265	28,594
Selling, general and administrative expenses	16,697	17,390
Restructuring charges	19,298	–
(Gains) losses on dispositions of plant, equipment and timberlands, net	10	(60)

Operating income (loss)	(15,740)	11,264
Nonoperating income (expense)
Interest expense	(3,393)	(3,260)
Interest income	666	498
Other – net	350	261
Total other income (expense)	(2,377)	(2,501)

Income (loss) before income taxes	(18,117)	8,763
Income tax provision (benefit)	(6,252)	2,473

Net income (loss)	$(11,865)	$6,290

Earnings (loss) per share
Basic	$(0.27)	$0.14
Diluted	(0.27)	0.14

Three months ended March 31
In thousands, except net tons sold	Specialty Papers		Long Fiber & Overlay		Other and Unallocated		Total
	2006	2005	2006	2005	2006	2005	2006	2005
Net sales	$102,349	$92,730	$58,253	$51,145	$4	$21	$160,606	$143,896
Energy sales, net	2,457	2,544		–		–	2,457	2,544

Total revenue	104,806	95,274	$58,253	51,145	$4	21	$163,063	146,440
Cost of products sold	89,034	80,151	49,029	41,210	1	22	138,064	121,383

Gross profit (loss)	15,772	15,123	9,224	9,935	3	(1)	24,999	25,057
SG&A	9,282	10,362	6,081	6,145	1,566	1,226	16,929	17,733
Pension income					(3,721)	(3,880)	(3,721)	(3,880)
Restructuring recorded as component of COS					8,223	–	8,223	–
Restructuring charges					19,298	–	19,298	–
Gains (losses) on dispositions of plant, equipment and timberlands, net					10	(60)	10	(60)
Total operating income (loss)	6,490	4,761	3,143	3,790	(25,373)	2,713	(15,740)	11,264
Non-operating income (expense)	–	–	–	–	(2,377)	(2,501)	(2,377)	(2,501)

Income (loss) before income taxes	$6,490	$4,761	$3,143	$3,790	$(27,750)	$212	$(18,117)	$8,763

Supplementary Data
Net tons sold	119,087	110,738	14,884	11,679	–	5	133,971	122,422
Depreciation expense	$8,675	$8,869	$3,798	$3,997	–	–	$12,473	12,866

- more-

P. H. Glatfelter Company and subsidiaries
Selected Financial Information
(unaudited)

	Three Months Ended March 31
In thousands	2006	2005
Cash Flow Data
Cash provided (used) by:
Operating activities	$(3,509)	$(9,115)
Investing activities	(76,740)	(4,610)
Financing activities	49,333	(1,892)
Depreciation, depletion and amortization	12,349	12,866
Capital expenditures	6,370	4,680
March 31 2006		December 31 2005

Balance Sheet Data
Cash and cash equivalents	$28,818	$57,442
Total assets	1,092,777	1,044,977
Total debt	258,044	207,073
Shareholders’ equity	421,924	432,312

This press release includes a discussion of earnings before the effects of certain specifically identified items. Management believes that such adjusted earnings are useful to investors as it identifies the impact on reported results of certain transactions including, if applicable, strategic asset sales, insurance recoveries and unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company’s Board of Directors to measure operating performance. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to adjusted earnings discussed herein.

	Three Months Ended March 31
	2006		2005
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$(11,865)	$(0.27)	$6,290	$0.14
Acquisition integration costs	953	0.02	—	—
Restructuring charges	17,864	0.40	—	—

Adjusted earnings	$6,952	$0.16	$6,290	$0.14

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.

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